                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the prospectus and to the use of our report dated February 28, 2002 with respect to the financial statements of The Manufacturers Life Insurance Company of New York and our report dated March 15, 2002 with respect to the financial statements of The Manufacturers Life Insurance Company of New York Separate Account A, both of which are contained in the Statement of Additional Information in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-83558) and the related prospectus of The Manufacturers Life Insurance Company of New York Separate Account A.


                                                            ERNST & YOUNG LLP


Boston, Massachusetts
September 6, 2002